Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Darren Daugherty Investor Relations (212) 521-2788

CAROLINA GROUP REPORTS
NET INCOME FOR 2006

NEW YORK, February 12, 2007—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2006 fourth quarter of $220.0 million, compared to $190.5 million in the 2005 fourth quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the fourth quarter of 2006 was $137.1 million, or $1.26 per share of Carolina Group stock, compared to $81.6 million, or $1.11 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the fourth quarter of 2006, as compared to the corresponding period of the prior year, is primarily due to increased unit sales and reflects an increase in the number of Carolina Group shares outstanding. Carolina Group stock represented a 62.34% and 42.86% economic interest in the Carolina Group for the three months ended December 31, 2006 and 2005, respectively.

Loews Corporation sold 15 million shares of Carolina Group stock in each of August and May of 2006 and 10 million shares in November of 2005. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group shares.

Net sales for the Carolina Group were $936.7 million in the fourth quarter of 2006, compared to $916.0 million in the 2005 fourth quarter.

Carolina Group net income for the year ended 2006 was $760.2 million, compared to $623.1 million in the prior year. Net income attributable to Carolina Group stock for the year ended 2006 was $416.4 million, or $4.46 per share of Carolina Group stock, compared to $251.3 million, or $3.62 per share in the prior year. The increase in net income attributable to Carolina Group stock is primarily due to higher effective unit prices reflecting lower sales promotion expenses (accounted for as a reduction to net sales), increased unit sales and reflects the August and May of 2006 and November of 2005 sales by Loews Corporation of Carolina Group stock discussed above.

Net sales for the Carolina Group were $3.755 billion in 2006, compared to $3.568 billion in the prior year.

Results of operations of the Carolina Group include interest expense on notional intergroup debt of $16.2, $20.7, $71.1 and $86.1 million, net of taxes, for the three months and years ended December 31, 2006 and 2005, respectively. At December 31, 2006, $1.23 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of December 31, 2006 there were 108,325,806 shares of Carolina Group stock outstanding, representing a 62.3% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

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A separate press release reporting Loews Corporation’s consolidated results for the fourth quarter and full year of 2006 is being issued contemporaneously with this report.

A conference call to discuss the fourth quarter and full year results of Loews Corporation has been scheduled for 11:00 a.m. EST, Monday, February 12, 2007. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 8347049. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	December 31,
	Three Months		Years Ended
	2006	2005	2006	2005

	(Amounts in millions, except per share data)

Net sales (a)	$936.7	$916.0	$3,754.8	$3,567.8

Cost of sales (a) (b)	521.5	509.4	2,159.5	2,114.4
Selling, advertising and administrative (c)	68.9	87.0	354.3	369.5

Total operating costs and expenses	590.4	596.4	2,513.8	2,483.9

Operating income	346.3	319.6	1,241.0	1,083.9
Investment income and other (d)	34.4	21.5	111.4	72.5
Interest expense	(26.0)	(33.9)	(115.6)	(140.9)

Income before income taxes	354.7	307.2	1,236.8	1,015.5
Income taxes	134.7	116.7	476.6	392.4

Net income	220.0	190.5	760.2	623.1
Earnings attributable to the Loews Group intergroup interest (e)	82.9	108.9	343.8	371.8

Income attributable to Carolina Group shareholders (f)	$137.1	$81.6	$416.4	$251.3

Per share of Carolina Group stock	$1.26	$1.11	$4.46	$3.62

Weighted diluted number of shares	108.44	73.51	93.47	69.49

Notional, intergroup debt owned by the Carolina Group to
the Loews Group
December 31, 2006	$1,229.7
December 31, 2005	1,626.9

(a)	Includes excise taxes of $172.1, $164.7, $698.5 and $676.1 for the respective periods.
(b)	Includes charges of $215.1, $218.2, $911.4 and $876.4 ($133.8, $135.7, $560.2 and $537.7 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes restructuring costs of $3.7 and $20.1 for the three months and year ended December 31, 2006, related to early retirement and curtailment charges for Lorillard's pension and other postretirement benefit plans.

(d)	Includes income from limited partnership investments of $9.2, $3.2, $25.8 and $16.0 ($5.8, $2.0, $15.9 and $9.8 after taxes) for the respective periods.
(e)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 65,445,000 shares of 173,770,806 share and share equivalents outstanding as of December 31, 2006 and share equivalents amounting to 95,445,000 shares of 173,632,130 share and share equivalents outstanding as of December 31, 2005. As of December 31, 2006, there were 108,325,806 shares of Carolina Group stock outstanding.

(f)	Represents 62.34%, 42.86%, 54.78% and 40.34% of the economic interest in the Carolina Group for the respective periods presented.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	December 31,
	Three Months		Years Ended
	2006	2005	2006	2005

Full Price Brands

Total Newport	8,148,465	7,729,738	33,105,422	32,159,341
Total Kent Family	140,499	166,680	600,519	710,241
Total True	120,600	137,772	509,831	574,752
Total Max	8,172	9,531	33,723	39,268
Total Satin	993	1,398	4,887	6,153

Total Full Price Brands	8,418,729	8,045,119	34,254,382	33,489,755

Price/Value Brands

Total Old Gold	196,010	200,982	803,669	834,501
Total Maverick	283,884	237,612	1,072,811	869,146

Total Price/Value Brands	479,894	438,594	1,876,480	1,703,647

Total Domestic Cigarettes	8,898,623	8,483,713	36,130,862	35,193,402

Total Puerto Rico and U.S. Possessions	224,196	190,362	813,576	811,716

Grand Total	9,122,819	8,674,075	36,944,438	36,005,118

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.